Exhibit 10.35

LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”) made and entered into this 6th day of September, 2002, by and between LA/GA BUSINESS CENTERS, INC., A GEORGIA CORPORATION (hereinafter “Landlord”) and MEDQUIST TRANSCRIPTIONS, LTD., A NEW JERSEY CORPORATION (hereinafter “Tenant”).

WITNESSETH:

Landlord, for and in consideration of the covenants and agreements set forth hereinafter, leases to Tenant, and Tenant rents from Landlord the Demised Premises described below, for the Use set forth and for the Term and at the rent reserved herein, and subject to the terms and conditions of the Lease.

1.                                      REFERENCE PROVISIONS AND DEFINITIONS.

Landlord and Tenant covenant and agree that for purposes of the Lease, the following terms shall have the meanings set forth herein.

1.1.          Center.  American Business Center, which is located at 1395 South Marietta Parkway in the City of Marietta, Cobb County, Georgia, 30067.

1.2.          Demised Premises.  Building 600, Suite 606/608 at the Center, and being approximately 19,761 rentable square feet as outlined in red on the floor plan attached hereto as Exhibit “A” and incorporated herein by this reference, which space is more particularly defined by Article 1.10 hereof and the right to use in common with others the Common Area of the Center as defined in Article 1.11 hereof.

1.3.          Term of the Lease or Term.  A period of 60 months, commencing on (the “Commencement Date”) the later to occur of December 1, 2002 or the date when the Demised Premises shall be substantially completed (meaning such state of completion, exclusive of improvements to be performed by Tenant or Tenant’s contractors, as will lawfully allow Tenant to utilize the Demised Premises for its intended purpose, without material interference by reason of final completion) and when a Certificate of Occupancy for the Demised Premises has been issued by the municipal authority or agency having jurisdiction over the Demised Premises; provided that substantial completion shall be deemed to have occurred if the foregoing standards are not met because of any work remaining to be performed by Tenant or if there are delays caused by Tenant; further provided that if Tenant shall occupy the Demised Premises for the purposes of conducting its business for the permitted use set forth herein, prior to either of the foregoing dates, then the Term of this Lease shall commence on the date on which Tenant commences such occupancy.  When the Commencement Date of this Lease is established, Landlord and Tenant shall promptly execute and acknowledge a memorandum in form substantially as set forth in Exhibit “E” hereto, containing the information set forth in said Exhibit.

1.4.          Use.  To be used as general office and warehouse space and for no other purpose.

1.5.          Security Deposit.  $6,157.24 to be held as a Security Deposit pursuant to Article 10.4 hereof.  The parties acknowledge that the entire $6,157.24 has been previously delivered to the Landlord by the Tenant pursuant that certain Lease Agreement dated September 10, 1998 between The Rubenstein Company L.P., as landlord and MedQuist Transcriptions Ltd., f/k/a The MRC Group as tenant (the “Prior Lease”).  Such entire amount was paid to the then landlord in November 1998.  Upon the termination of the Prior Lease, provided that the Landlord as landlord under the Prior Lease does not utilize any portion of the security deposit under the Prior Lease for amounts owed thereunder, the Landlord shall apply the security deposit under the Prior Lease and utilize same as the security deposit under this Lease.  In the event the Landlord applies any portion of the security deposit under the Prior Lease for amounts owed thereunder, the Tenant shall pay to the Landlord hereunder on demand the difference between the amount applied and the amount of $6,157.24.

1.6.          Minimum Annual Rent.  Minimum Annual Rent will abate the first six (6) months of the Term on 3,973 rentable square feet.  For months 1-6 from the Commencement Date, the Minimum Annual Rent for the remainder of the Demised Premises shall be One Hundred Forty-Six Thousand, Thirty-Nine Dollars and no cents ($146,039.00) payable in equal monthly installments of Twelve Thousand, One Hundred Sixty-Nine Dollars and Ninety-Two Cents ($12,169.92).  For months 7-12 from the Commencement Date, the Minimum Annual Rent shall be One Hundred Eighty-Two Thousand, Seven Hundred Eighty-Nine Dollars and Twenty-Five Cents ($182,789.25) payable in equal monthly installments of Fifteen Thousand, Two Hundred Thirty-Two Dollars and Forty-Four Cents ($15,232.44).  The Minimum Annual Rent shall for the remainder of the Term be subject to increase as provided for in Article 2.2 hereof, which increases when effective shall be deemed part of the “Minimum Annual Rent”.  Attached hereto and incorporated herein, in Paragraph 2 of Exhibit “B” is a schedule which shows the Minimum Annual Rental amounts due for the entire Term, which amounts include the increase provided for in Article 2.2.

1.7.          Additional Rent.  Pursuant to Article 2.3 hereof, Tenant’s Proportionate Share of the total cost of Real Estate Taxes, Insurance Premiums, and Common Area Operating Costs (all as defined in 1.12, 1.13 and 1.14 below) to the extent such cost to Landlord exceeds $0.45 per rentable square foot (hereinafter “Operating Allowance”) and such other costs to Landlord hereinafter claimed from Tenant as “Additional Rent”.  Additional Rent and Minimum Annual Rent are at times herein collectively referred to as “Rent”.

1.8.          Landlord and Tenant Construction Obligations.  As specified in Exhibit ”B” attached hereto and incorporated herein by this reference, which shall be deemed to be Landlord’s and Tenant’s obligations as to construction and interior fit-out of the Demised Premises.

1.9.          Notice Address of Landlord and Tenant:

To Landlord:	To Tenant:
LA/GA Business Centers, Inc.	MedQuist Transcriptions, Ltd.
C/o Advantis Real Estate Services Company	Attention: General Counsel
Regional Director of Management Services	Five Greentree Centre
3455 Peachtree Road NE, Suite 400	Suite 311
Atlanta, GA 30326	Marlton, NJ 08053

Address for Rental and other Payments:
LA/GA Business Centers, Inc.
American Business Center, c/o Advantis
P.O. Box 932466
Atlanta, GA 31193-2466

or such other address as Landlord or Tenant notifies the other of in writing from time to time.

1.10.        Demised Premises.  The term “Demised Premises” as described in Article 1.2 of this Lease shall be as outlined in red on the floor plan attached hereto as Exhibit “A” and shall include the appurtenances specifically granted in this Lease, but reserving and excepting to Landlord the right to install, maintain, use, repair and replace pipes, ductwork, conduits, utility lines and wires through hung ceiling space, column space and partitions, in or beneath the floor slab or above the Demised Premises, or other parts of the Center, except that Landlord shall not unreasonably interfere with or interrupt the business operations of Tenant within the Demised Premises except when necessary as determined by Landlord, and except where necessary as determined by Landlord’s architect, no pipes, conduits, utility lines or wires installed by Landlord shall be exposed in the Demised Premises.  Tenant understands, acknowledges and agrees (i) that the amount of rentable square feet set forth in Article 1.2 above is an approximation only, and (ii) that such amount of rentable square feet is hereby accepted by Tenant for all purposes of this Lease.

1.11.        Common Area.  The term “Common Area” (as initially constructed or as the same may at any time thereafter be enlarged or reduced) shall mean all areas, spaces, facilities, equipment, signs and special services from time to time made available by Landlord for the common and joint use and benefit of Landlord, the Tenant and other tenants and occupants of the Center, and their respective employees, agents, customers and invitees.

1.12.        Real Estate Taxes.  The term “Real Estate Taxes” shall mean all taxes and assessments (special or otherwise) levied or assessed against the Center (land, building, and improvements) and other taxes arising out of the use and/or occupancy of the Demised Premises imposed by Federal, State, or local governmental authority or any other taxing authority having jurisdiction over the Center, but shall exclude franchise, capital stock, estate or inheritance taxes personal in nature to Landlord.

1.13.        Insurance Costs.  The term “Insurance Costs” shall be deemed to be premiums and other charges paid by the Landlord for fire insurance, liability insurance, and all special and extended insurance coverage for the Center in amounts and in types of coverage at the sole discretion of Landlord.

1.14.        Common Area Operating Costs.  The term “Common Area Operating Costs” shall mean the total costs and expenses incurred by Landlord in operating, maintaining, managing, repairing and replacing the Common Area and the Center.  There shall be excluded from Common Area Operating Costs the original costs of constructing the Common Area and the Center, including any portions of the Common Area or the Center constructed subsequent to the date of this Lease; however, Common Area Operating Costs shall include, if any, the annual amortization (over the useful life) of a capital improvement falling within any of the following categories:  (i) a labor saving device or improvement which is intended to reduce or eliminate any component of Common Area Operating Costs; (ii) an installation or improvement required by reason of any law, ordinance or regulation which is generally applicable to similar office centers; and (iii) an installation or improvement which directly enhances safety or comfort of Tenants in the Common Area or the Center generally.

1.15.        Exclusion from Common Area Operating Costs.  Depreciation; interest on and amortization of debts; leasehold improvements made in connection with spaces occupied or to be occupied by tenants of the Center; costs of performing any clean-up of “Waste” (defined in section 3.3) provided that such costs are:  (1) for clean up of Waste existing at the Center as of the date of this Lease or (2) provided that such costs incurred are not incurred because of the acts of Tenant, its successors, assigns, agents or employees; brokerage commissions and advertising expenses and other costs and expenses (including, without limitation, attorney fees) for procuring new tenants in the Center; refinancing costs; the cost of any item included in Common Area Operating Costs to the extent that such cost is reimbursed by an insurance company or a condemnor; costs relating to disputes with other tenants; costs, fines or penalties incurred by Landlord to cure any existing violations in the Common Area, if any, that exist as of the date of this Lease, of the provisions of any applicable building code, regulation or law which applies to the Center as of the date of this Lease, including but not limited to the Americans With Disabilities Act, provided that such violations exist as of the date of this Lease; and the cost of capital improvements, except for those falling within the categories specifically set forth in Section 1.14 above or in Section 5.5 herein.

1.16.        Tenant’s Proportionate Share.  The term “Tenant’s Proportionate Share” shall mean a fraction the numerator of which shall be the number of rentable square feet in the Demised Premises as stated in Article 1.2 of the Lease and the denominator of which shall be the total number of rentable square feet of space in the Center (as such total number of rentable square feet may increase or decrease from time to time) on an average basis for the calendar year for which charges are being computed.

2.                                      RENT AND OTHER CHARGES.

2.1.          Minimum Annual Rent.  Tenant shall pay to LA/GA Business Centers, Inc., American Business Center, c/o Advantis, P.O. Box 932466, Atlanta, Ga., 30326, or such place as Landlord may designate in writing, without abatement, deduction, or setoff the Minimum Annual Rent provided in Article 1.6 in equal monthly installments on the first day of each calendar month throughout the Term in advance, without notice or demand.  If the Term commences on a day other than the first day of a month, Tenant shall pay Landlord on the first day of the Term (i.e., the Commencement Date), a pro-rata portion of such Minimum Annual Rent, calculated on a thirty (30) day calendar month.  Tenant shall pay the first full monthly installment of Minimum Annual Rent upon execution of the Lease as set forth in Article 1.6 of the Lease.

2.2.          Minimum Annual Rent Escalation.  On each July 1, during the Term of the Lease, the amount of Minimum Annual Rent (as previously adjusted by this Article) shall be adjusted upwards by three and one half percent (3.5%) thereof, with the amount of each monthly installment of Minimum Annual Rent to be adjusted for the following twelve (12) months so as to be equal to one twelfth (1/12) of the adjusted Minimum Annual Rent.  Attached hereto and incorporated herein by reference in Paragraph 2 of Exhibit “B” is a Schedule showing the Minimum Annual Rental amounts due over the Term of the Lease, with the adjustments included.

2.3.          Reimbursement for Real Estate, Insurance Costs and Common Area Operating Costs.  As Additional Rent, Tenant shall pay Tenant’s Proportionate Share as defined in Article 1.16 of this Lease, of the amount by which the Real Estate Taxes, Insurance Costs, and Common Area Operating Costs, all as defined in Articles 1.12, 1.13 and 1.14, for any year during the Term exceed the Operating Allowance as defined in Article 1.7 of the Lease.  Landlord, on or before The first day of each year, shall, as soon as practically possible, estimate and send notice to Tenant of the amount of such excess for the upcoming year and after notice Tenant shall pay to Landlord one twelfth (1/12) thereof in equal monthly installments, as Additional Rent, together with the payment of Minimum Annual Rent.  In the event the aggregate of Tenant’s installments during any year shall be less than or more than the amount actually due from Tenant when the actual costs are determined, there shall be an adjustment between Tenant and Landlord immediately upon notice from Landlord or with the next Minimum Annual Rent payment, if any (the “Adjustment”).  For any period within the Term, which is less than a full year, Tenant’s share of the excess of such charges shall be prorated on a per diem basis.

2.4.          Right to Audit.  Within 180 days from the date of the Adjustment, if any, but in no event later than 210 days after the end of each calendar year, Tenant shall have the right to dispute the Taxes and Operating Costs for the prior calendar year and conduct an audit of same pursuant to the provisions set forth herein.  In the event Tenant disputes the amount of Operating Costs and Taxes for a prior calendar year, Landlord shall permit Tenant, within 180 days of the date of the Adjustment but in no event later than 210 days from the end of the particular calendar year, at Tenant’s sole cost and expense upon at least (10) ten days prior written notice to Landlord to have an audit made of Landlord’s books, records, and accounts relative to the Taxes and Operating Costs for such prior year by Tenant’s in house accountants, or a reputable independent certified public accountant or Tenant’s counsel.  Such inspection shall be made on such date and time reasonably set by Landlord in Landlord’s office during normal business hours.  If such audit is not completed by Tenant within 180 days from the date of the Adjustment and if no Adjustment has been made, within 210 days from the end of the particular calendar year, Tenant shall have no further right of audit for that particular calendar year and the amount claimed to be owed by Landlord shall be conclusive and binding on Tenant.  Notwithstanding anything to the contrary contained herein, Tenant or Tenant’s authorized representative (as set forth above) may conduct such audit no more than one (1) time during any twelve (12) month period.  If the examination made by the Tenant discloses a discrepancy in the Taxes and Operating Costs charged to the Tenant, Tenant shall contest such charge within such 180 day period or 210 day period as set forth above.  In the event that Tenant does not provide written notice to Landlord of Tenant’s intent to dispute or contest such expenses within such 180 day or 210 day period, as applicable, or if Tenant’s audit is not completed within such 180 or 210 day period, as applicable, Tenant waives the right to dispute or contest the Taxes and Operating Costs for the prior year.  It is further understood and agreed that Tenant, Tenant’s accountant and Tenant’s outside counsel will retain as confidential the information contained in the above-described books, records and accounts.

2.5.          Utility Charges.  As Additional Rent, Tenant shall pay promptly, as and when the same become due and payable without penalties, all rents, rates, taxes and charges for all utilities including electricity, gas, heat, steam, hot and/or chilled water, and sewer supplied to the Demised Premises whether supplied by Landlord or the utility company serving the Center and whether separately metered or not.  Landlord shall have no liability to Tenant for disruption of any utility service, and in no event shall such disruption constitute an eviction or entitle Tenant to an abatement of rent or other charges.  Provided, however, that if as a result of causes solely within Landlord’s control, a cessation of the electric, heating, sewer service, ventilation or air conditioning service occurs and if such occurrence shall result in a “Shut-Down Condition” which shall exist for more than five (5) consecutive business days, then the Minimum Annual Rent hereunder shall abate for each day that the Shut-Down Condition shall thereafter persist (i.e., each day after the five (5) day period). “Shut-Down Condition” means that (i) Tenant’s personnel cannot reasonably perform their normal functions in the Demised Premises, and (ii) Tenant shall have closed its business operations in the Demised Premises as a result.

2.6.          Personal Property and Other Taxes.  As Additional Rent, Tenant shall pay when due all taxes imposed upon all personal property of Tenant and upon the Demised Premises.  Furthermore, as Additional Rent, Tenant shall pay when due, whether collected by Landlord or directly by the governmental agency assessing same, any taxes imposed or calculated on Tenant’s rent or with respect to Tenant business or right to do business in the Demised Premises such as, but not limited to, a gross receipts tax on rents or a business privilege tax, whether such tax exists at the date of the Lease or is adopted thereafter.

2.7.          Late Payment Charges.  Should Tenant fail to pay when due any installment of Minimum Annual Rent within ten (10) days of the date when due, or any other sum payable to Landlord under the terms of the Lease within ten (10) days of the date when due, then Interest shall accrue from and after the date on which any sum shall be due and payable, and such Interest together with a Late Charge of five percent (5%) of the amount due to cover the extra expense involved in handling such delinquency shall be paid by Tenant to Landlord at the time of payment of the delinquent sum.

2.8.          Interest.  Whenever the Lease refers to “Interest”, the same shall be computed at a rate equal to fifteen percent (15%).  If, however, payment of interest at such rate by Tenant should be considered by law as usurious, then Interest shall be computed at the maximum rate allowable by law for such party.

3.                                      CONDITION AND USE OF THE DEMISED PREMISES AND CENTER.

3.1.          Condition of the Demised Premises.  Tenant acknowledges that it has examined and inspected the Demised Premises and the plans for the Demised Premises referenced on Exhibit “C”; and is familiar with the physical condition thereof.  If Exhibit “B” indicates delivery of the Demised Premises “as is”, then Tenant further acknowledges (i) that Landlord has not made and does not hereby make any representations regarding the physical condition of the Demised Premises, (ii) that there are no warranties, either express or implied, regarding the condition of the Demised Premises, (iii) any such warranties which may exist are hereby expressly released and waived, and (iv) Tenant hereby agrees to accept the Demised Premises in its “as is” condition which shall be deemed to be acknowledged upon Tenant’s failure to object to the condition of the Demised Premises prior to the commencement of the Term as defined in Article 1.3 hereof.  In the case where Exhibit “B” requires Landlord to perform certain defined work, Tenant acknowledges that the existing condition of the Demised Premises with only the defined work completed shall complete Landlord’s responsibility for delivery of the Demised Premises.  Landlord will substantially complete construction of the Demised Premises in accordance with the defined work in Exhibit “C” prior to the commencement of the Lease.  Tenant agrees to cooperate with Landlord with respect to such work.  Any delays in completing the construction in the Demised Premises caused by Tenant’s actions or failure to act shall not be the responsibility of the Landlord and shall not modify Tenant’s obligation to commence payment of rent and other charges on the commencement date of the Term.

3.2.          Use and Occupancy of the Demised Premises.  Subject to and in accordance with all rules, regulations, laws, and ordinances, statutes and requirements of all governmental authorities, the Board of Fire Insurance Underwriters, and Landlord’s insurance carrier, Tenant shall use the Demised Premises solely as provided for in Article 1.4 and for no other purpose.  Tenant will not use the Demised Premises in any way that would disturb other tenants of the Center.  A vacation of premises or cessation of operations by Tenant in the Center shall not in any way release Tenant from its obligations under the Lease.  Tenant’s use of the Demised Premises shall be subject at all times and from time to time to the rules and regulations established by Landlord, a current copy of which is attached as Exhibit “D” hereto and made a part hereof.

3.3.          Environmental Representation.  Tenant will not store, treat, dispose of, discharge, transport or produce “Waste” (as hereinafter defined) at the Demised Premises or at the Center.  As used herein, the term “Waste” shall mean any substance or material which has been determined by any state, federal or local governmental authority to be capable of posing a risk of injury to health, safety or property, including all of those materials and substances designated as hazardous or toxic by the city or county in which the Demised Premises are located, the U.S.  Environmental Protection Agency, the Consumer Product Safety Commission, the Food and Drug Administration, or any other governmental agency now or hereafter authorized to regulate materials and substances in the environment.  Tenant covenants and agrees that Tenant will be and will remain in full compliance with all applicable laws governing use and occupancy of the Demised Premises including, without limitation, the manufacturing, treatment, storage, disposal, discharge, use, and transportation of Waste, and any Waste regulated under any local, state or federal law.

3.4.          Liability.  The parties hereto agree that the Tenant, its affiliates, shareholders, directors, officers, employees and agents shall not be liable for any cost or expense of any kind or nature in connection with or arising out of the discharge or release of any Waste at the Demised Premises or the Center which has occurred (if any) prior to the date of this Lease, unless such discharge or release was caused by the Tenant.

3.5.          Use, Condition and Operation of the Common Area.  Tenant acknowledges that it has inspected the Common Area of the Center.  Tenant further acknowledges that Landlord has not made and does not hereby make any representations or warranties with respect to the Common Area of the Center.  All Common Area made available by Landlord, in or about the Center, shall be subject to the exclusive control and management of Landlord, without limitation, the right to erect and install within the Common Area any object or building or any other installation.  Tenant is hereby given a license (in common with all others to whom Landlord has or may hereafter grant rights) to use, during the Term, the Common Area of the Center as it may now or at any time during the Term exist.  Tenant hereby acknowledges, consents, and agrees that any and/or all services, facilities and access by the public to the Common Area may be suspended in whole or in part without any liability to Landlord.  The Landlord shall make a commercially reasonable effort to provide Tenant at least 48 hours notice of such services, facilities and access by the public to the Common Area that is being suspended.  Failure to give such notice shall not impose any liability upon the Landlord.  Tenant hereby covenants and agrees to comply with, and cause its employees, agents, visitors, and customers to comply with all rules and regulations established by Landlord with respect to the Common Area including current rules and regulations attached hereto as Exhibit “D”.

4.                                      INSURANCE AND INDEMNIFICATION.

4.1.          Insurance Required of Tenant.  Tenant shall obtain and provide, on or before the earlier of the commencement of the Term or Tenant’s entering the Demised Premises for any purpose, and keep in force at all times thereafter, the following insurance coverage with respect to the Demised Premises: (a) Comprehensive General Liability Insurance, with contractual liability endorsement, relating to the Demised Premises and its appurtenances on an occurrence basis with a minimum single limit of Two Million Dollars ($2,000,000.00); (b) fire and extended coverage including vandalism and malicious mischief insurance (and in sprinklered buildings, sprinkler damage insurance) in an amount adequate to cover the replacement value of all personal property, decorations, trade fixtures, furnishings, equipment, alterations, leasehold improvements, betterments, and all contents therein; and (c) such other insurance as may be required from time to time by Landlord or Landlord’s insurance carrier.  All of the aforesaid insurance shall be written by responsible insurance companies satisfactory to Landlord and shall be written naming Landlord and Landlord’s agent (and such other parties as Landlord may request) as additional insureds, and with agreement of the insurance company to give Landlord 30 days notice of cancellation.  Certificates of Insurance shall be given to Landlord 30 days prior to each expiration date.

4.2.          Landlord’s Insurance.  Landlord shall maintain and keep in force at all times during the Term of the Lease, fire insurance and liability insurance covering the Demised Premises and the Center in commercially reasonable amounts.

4.3.          Waiver of Subrogation.  Landlord and Tenant hereby grant to each other on behalf of any insurer providing insurance to either Landlord or Tenant covering the Demised Premises, improvements therein or contents thereof a waiver of any right of subrogation any such insurer of one party may acquire against the other by virtue of payment of any loss under such insurance.  Such waivers shall stand mutually terminated as of the date either Landlord or Tenant ceases to be empowered to grant same.

4.4.          Tenant’s Indemnification.  Tenant shall indemnify and save harmless the Landlord, Landlord’s agents, servants and employees from and against any and all claims, demands, costs and expenses, including attorney fees incurred by Landlord, related to or arising in any manner whatsoever out of the use and occupancy of the Demised Premises by Tenant, or occasioned wholly or in part by any act or omission of Tenant, its agents, contractors, employees, servants, invitees and customers.  Landlord shall not be liable for any injury or damage to persons or property on the interior of the Demised Premises from any cause or of any nature whatsoever, unless caused by the gross negligence of Landlord, its agents or contractors.

4.5.          Insurance Rating.  Tenant will not do or permit anything to be done in the Demised Premises or the building of which they form a part or bring or keep anything therein which shall in any way increase the rate of fire or other insurance on said building, or on the property kept therein, or obstruct, or interfere with the rights of other tenants, or in any way injure or annoy them, or conflict with the fire laws or regulations, or with any insurance company rules upon said building or part thereof, or with any statutes, rules or regulations of governmental authorities.

5.                                      REPAIRS, MAINTENANCE AND ALTERATIONS.

5.1.          Repairs and Services by Landlord.  Landlord shall (a) make necessary structural repairs to the Demised Premises, except those repairs set forth below which are the responsibility of the Tenant and those repairs made necessary by any act or omission or negligence of Tenant, Tenant’s employees, agents, invitees or except as provided in Article 6 of the Lease and (b) maintenance of the Common Areas including general landscaping of the grounds.  Landlord shall not be liable by reason of any injury to or interference with Tenant’s business, or any damage to personal property of Tenant arising from the making or not making of any repairs, alterations, additions, or improvements in or to the Demised Premises, the building in which the Demised Premises is located, or the Center.

5.2.          Repairs and Maintenance by Tenant.  Tenant shall make and pay for all repairs to the Demised Premises, and all equipment and systems serving the Demised Premises exclusively and shall replace all things which are necessary to keep same in a good state of repair and operating condition.  Included therein, but not limited thereto, Tenant shall maintain, replace and keep in good repair and operating order all air conditioning, ventilating, plumbing, sprinklering, heating and electrical installations, ceilings, plate glass window, inside walls and carpeting, and floor surfaces within or serving the Demised Premises.  Tenant agrees to keep in force a standard maintenance agreement on all heating and air conditioning equipment and provide a copy of said agreement to Landlord.  Tenant shall at all times keep the Demised Premises and all exterior entrances and windows in good order and repair and in a satisfactory condition of cleanliness.

If (i) Tenant does not maintain and repair properly as required hereunder and to the reasonable satisfaction of Landlord, or (ii) Landlord, in the exercise of its sole discretion, determines that emergency repairs are necessary, or (iii) repairs or replacements to the any part of the Center are made necessary by any act or omission or negligence of Tenant, its agents, employees or invitees, then in any such event Landlord may make such repairs without liability to Tenant for any loss or damage that may accrue to Tenant’s personal property or business by reason thereof, and upon completion thereof, Tenant shall pay Landlord’s costs for making such repairs plus a reasonable amount for Landlord’s overhead, not to exceed fifteen percent (15%), upon presentation of a bill therefor, as Additional Rent.  Such payment shall be due ten days after receipt of a bill therefor and after said date shall bear Interest.

5.3.          Inspection.  Landlord or its representative shall have the right to enter the Demised Premises and inspect same during any business day with 48 hours notice (and without notice in an emergency or suspected emergency at any time) during the Term.  During the last six (6) months of the Term, Landlord shall have a right to show the Demised Premises to prospective tenants.

5.4.          Tenant Alterations.  Tenant will not make any alterations, installations, changes, replacements, additions or improvements (structural or otherwise) in or to the Demised Premises or any part thereof without the prior written consent of Landlord and Landlord agrees that for non-structural alterations that do not affect any of the systems of the Demised Premises it will not unreasonably withhold its consent.  Tenant shall not install any equipment, which would necessitate any changes, replacements or additions to the plumbing, heating, air conditioning or electrical systems of the Demised Premises without the prior consent of Landlord.  All alterations, installations, changes, replacements, additions, or improvements to or within the Demised Premises (whether with or without Landlord’s consent) shall, at the election of the Landlord, remain upon the Demised Premises and be surrendered with the Demised Premises at the expiration of the Lease or, at the election of Landlord, be removed by Tenant and the Demised Premises returned to its original condition, normal wear and tear excepted.  Notwithstanding the foregoing, the initial improvements made pursuant to Exhibit “C” shall remain at the Demised Premises at the expiration or earlier termination of the Lease and shall become the property of the Landlord without payment therefor by Landlord unless as a condition at the time the Landlord consents to such work, the Landlord expressly requires Tenant to remove the same at the end of the Term.  Notwithstanding the above, Tenant may remove Tenant’s operating systems, furniture and other items of movable personal property at the end of the Term of this Lease provided that such systems, furniture or personal property were not part of the initial fit-out work by Landlord as shown in Exhibit “C” and further provided that the removal of such systems, furniture or personal property does not cause any damage to the Demised Premises.

5.5.          Compliance with Law; Life Safety.  Landlord shall install and maintain within the Building in which the Demised Premises are a part, fire alarms, emergency lighting, and other related life safety equipment, and exits from the Demised Premises to comply with all present and future requirements of federal, state, county and city governments and all other governmental authorities having or claiming jurisdiction with respect to the occupancy of the Demised Premises initially and throughout the Term and the cost thereof (excluding the cost for such items pursuant to the initial tenant fit-out work performed pursuant to the specifications referenced on Exhibit “C” attached hereto), shall be either expensed on an annual basis by Landlord or amortized over the items useful life of such item (but not more that ten (10) years) and shall be included within the Common Area Operating Expense to be paid by Tenant.

6.                                      DAMAGE AND CONDEMNATION.

6.1.          Fire or Casualty Damage.  In the event of damage or destruction of the Demised Premises by fire or other casualty, the Lease shall not be terminated, but the Demised Premises shall be promptly and fully repaired and restored by Landlord at its own cost and expenses to the condition prior to the commencement of the Lease, normal wear and tear excepted.  If the Demised Premises are damaged but not wholly destroyed by any such casualty, rental shall abate in proportion of the Demised Premises which has been rendered untenantable until substantial completion of its repair, at which time full rental shall again commence under the Lease.  In the event either (i) the damage to the Demised Premises is of such a nature that it cannot be repaired by Landlord within ninety (90) days from the date of the casualty; or (ii) the casualty occurs during the last two (2) years of the Term of the Lease; or (iii) the insurance proceeds available and paid to Landlord are not sufficient to restore the Demised Premises, then Landlord shall, at its option, have the right to terminate the Lease and all further rights and obligations hereunder.  In the event the damage to the Demised Premises is of such a nature that it cannot be repaired by the Landlord within One Hundred and Eighty (180) days from the date of the casualty, as determined by the Landlord’s architect, then the Tenant may at its option terminate this Lease.

6.2.          Condemnation.  Tenant agrees that if the Demised Premises, or any part thereof which affects Tenant’s ability to occupy the space, shall be taken or condemned for public use or purpose by any authority, Tenant shall have no claim against Landlord and shall not have any claim or right to any portion of the amount that may be awarded as damages or paid as a result of any such condemnation.  All rights of Tenant to damages therefor, if any, are hereby assigned by Tenant to Landlord.  Upon such condemnation or taking, the Term of the Lease shall cease and terminate from the date of such governmental taking or condemnation, and Tenant shall have no claim against Landlord for the value of any unexpired term of the Lease.  Nothing in this paragraph shall preclude Tenant from filing a separate claim against the condemning authority for relocation costs, loss of business, unamortized cost of any leasehold improvements that Tenant directly paid for and loss of business provided that any award or claim to or by Tenant will not result in a diminution of any award to Landlord or affect any claim by Landlord.

7.                                      SUBORDINATION, ATTORNMENT, ESTOPPEL, MODIFICATIONS.

7.1.          Subordination.  The Lease and all of Tenant’s rights hereunder are subject and subordinate to all ground or underlying leases and to all mortgages and/or deeds of trust (or deeds to secure debt) which may now or hereafter affect such leases or the real property of which the Demised Premises form a part and to all renewals, modifications, consolidations, replacements and extensions thereof.  This clause shall be self-operative and no further instrument or subordination shall be required by any mortgagee or trustee; provided, however, Tenant, upon request of any party in interest, shall promptly execute and deliver in recordable form such instruments as are necessary to effectuate or confirm this subordination.

Landlord agrees to commercially reasonable efforts to deliver a Non-Disturbance Agreement to Tenant from the holder of any mortgagee holding a mortgage or Deed of Trust encumbering the Demised Premises on such mortgagee’s form.

7.2.          Attornment.  If the holder of any mortgage, deed to secure debt, or other instrument affecting or encumbering the fee title to the Demised Premises shall hereafter succeed to the rights of the Landlord under this Lease, through whatever means, then Tenant shall, at the option of such holder, attorn to and recognize such successor as Tenant’s Landlord under the Lease and shall promptly execute and deliver any instrument that may be necessary to evidence such attornment, and upon such attornment, this Lease shall continue in full force and effect as a direct Lease between such successor Landlord and Tenant, subject to all terms of the Lease.

7.3.          Estoppel Certificates.  At anytime, and from time to time, upon the written request of Landlord or any mortgagee of the Center, Tenant, within ten (10) days of the date of such written request, agrees to execute and deliver to Landlord and/or mortgagee, without charge and in a form satisfactory to Landlord and/or such mortgagee, a written statement (i) ratifying the Lease; (ii) confirming the commencement and expiration dates of the Term of the Lease; (iii) certifying that Tenant is in occupancy of the Demised Premises, and that the Lease is in full force and effect and has not been modified, assigned, supplemented or amended except by such writings as shall be stated; (iv) certifying to the best of the Tenant’s knowledge that all conditions and agreements under the Lease to be satisfied or performed by Landlord have been satisfied or performed except as shall be stated; (v) certifying to the best of the Tenant’s knowledge that Landlord is not in default under the Lease and there are no defenses or offsets against the enforcement of the Lease by Landlord, or stating the defaults and/or defenses or offsets against the enforcement of the Lease by Landlord, or stating the defaults and/or defenses claimed by Tenant; (vi) reciting the amount of advance rent, if any, paid by Tenant and the date to which such rent has been paid; (vii) reciting the amount of security deposited with Landlord, if any; and (viii) any other information which Landlord or mortgagee shall require.  The failure of Tenant to execute, acknowledge and deliver to Landlord and/or any mortgagee or perspective mortgagee of Landlord a statement in accordance with the provisions herein within the period set forth herein shall constitute an acknowledgment by Tenant which may be relied upon by any person holding or intending to acquire any interest whatsoever in the Demised Premises or the Center that the Lease has not been assigned, amended, changed or modified, is in full force and effect and that the Minimum Annual Rent and Additional Rent have been duly and fully paid not beyond the respective due dates immediately preceding the date of the request for such statement and shall constitute as to any persons entitled to rely on such statements a waiver of any defaults by Landlord or defenses or offsets against the enforcement of the Lease by Landlord which may exist prior to the date of the written request, and Landlord, at its option, may treat such failure as a event of default.

7.4.          Mortgagee’s Unilateral Subordination.  Notwithstanding anything in this Lease to the contrary, if a mortgagee shall so elect by notice to Tenant and the recording of a unilateral declaration of subordination, this Lease and Tenant’s rights hereunder shall be superior and prior in right to the mortgage or deed to secure debt of which such mortgagee has the benefit, with the same force and effect as if this Lease had been executed, delivered and recorded prior to the execution, delivery and recording of such mortgage or deed to secure debt, subject to such conditions as may be set forth in any such notice or declaration.

7.5.          Notice to Mortgagee.  If any mortgagee shall notify Tenant that it is the holder of a mortgage or deed to secure debt affecting the Demised Premises, Tenant shall thereafter provide such mortgagee with (a) copies of all notices of default delivered by Tenant to Landlord and (b) prior to exercising any right Tenant may have to terminate this Lease or to claim a partial or total eviction, Tenant agrees that such mortgagee shall have a reasonable period of time for remedying such act or omission following the giving of such notice.

7.6.          Modifications.  Tenant agrees, upon fourteen (14) days written notice that, upon the request of any mortgagee or prospective mortgagee, Tenant will enter into an agreement amending any of the terms and conditions of the Lease provided such amendment does not affect or change any of the economic terms, business operations or use or any of the rights granted under this Lease.

8.                                      ASSIGNMENT AND SUBLETTING.

8.1.          Assignment and Subletting.  Tenant shall not assign or mortgage the Lease or any interest therein or sublet the Demised Premises or any part thereof without the prior written consent of the Landlord, which shall not be unreasonably withheld.  For the purposes of this paragraph, the sale or assignment of a controlling interest in the Tenant corporation or a majority interest in the Tenant’s partnership, as the case may be, shall be deemed an assignment, but the assignment to a parent or a wholly owned subsidiary of the Tenant shall be permitted; provided that Landlord is provided advance written notice of such assignment and provided that such assignee assumes the obligation of Tenant in writing in a form acceptable to the Landlord and that such assignment not relieve Tenant of its obligations hereunder.

9.                                      DEFAULTS, REMEDIES AND WAIVER.

9.1.          Events of Default.  The occurrence of any of the following shall constitute a default (“Event of Default”) and breach of the Lease by Tenant: (i) failure of Tenant to take possession of the Demised Premises within ten (10) days after the commencement date of the Lease; (ii) the Tenant shall do or permit to be done anything which creates a lien of any nature whatsoever upon the Demised Premises or the Center; (iii) a failure by Tenant to pay, when due, any installment of Minimum Annual Rent or Additional Rent hereunder or any such other sum herein required to be paid by Tenant where such failure continues for ten (10) days after written notice thereof from Landlord to Tenant provided that Landlord shall not be obligated to send such notice more than two (2) times in any twelve month period; (iv) a failure of the Tenant to in any respect adhere or conform to Tenant’s environmental representation in Article 3.3 of the Lease; (v) a failure by Tenant to observe and perform any other terms or conditions of the Lease to be observed or performed by Tenant, where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of the default is such that the same cannot be reasonably cured within such period, Tenant shall not be deemed to be in default and no Event of Default shall have occurred, if within such period Tenant shall commence such cure and thereafter diligently prosecute the same to completion; (vi) the making by Tenant (or any guarantor of Tenant) of any assignment for the benefit of creditors; and adjudication that Tenant is bankrupt, insolvent, or unable to pay its debts; the filing by or against Tenant (or any guarantor of Tenant) of a petition in bankruptcy or of a petition for reorganization or (vii) arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within thirty (30) days after the filing thereof); (viii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s (or any guarantor’s) assets or of Tenant’s interest in the Lease (unless possession is restored to Tenant within thirty (30) days after such appointment); or (ix) the attachment, execution or levy against, or other judicial seizure of, substantially all of Tenant’s (or any guarantor’s) assets or of Tenant’s interest in the Lease (unless the same is discharged within thirty (30) days after issuance thereof).

9.2.          Remedies.  Upon the occurrence of any of the aforesaid Events of Default, Landlord shall have the option to pursue any one or more of the following causes of action without any further notice or demand whatsoever:

(i)            terminate the Lease, in which event Tenant shall immediately surrender the Demised Premises to Landlord, but if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearage in Rent, enter upon and take possession of the Demised Premises and expel or remove Tenant and its effects and any other person, by force if necessary, without being liable for prosecution or any claim of damages therefore; and Tenant hereby agrees to indemnify Landlord for loss and damage which Landlord may suffer by reason of such termination, whether through inability to relet the Demised Premises or through decrease in Rent or otherwise; and/or
(ii)           terminate this Lease as provided in clause (i) of this Paragraph 9.2 and recover from Tenant all damages Landlord may incur by reason of Tenant’s default, including, without limitation, a sum which, at the date of such termination, represents the value of the excess, if any, of (1) the Minimum Annual Rent, all Additional Rent and all other sums which would have been payable hereunder by Tenant for the period commencing with the day following the date of such termination and ending with the expiration date had this Lease not been terminated, over (2) the aggregate reasonable rental value of the Demised Premises for the period commencing with the day following the date of such termination and ending with the expiration date had this Lease not been terminated, plus (3) the costs of recovering possession of the Demised Premises and all other expenses incurred by Landlord due to Tenant’s default, including, without limitation, reasonable attorney’s fees, plus (4) the unpaid Minimum Annual Rent and all Additional Rent earned as of the date of termination plus any interest and late fees due hereunder, plus other sums of money and damages owing on the date of termination by Tenant to Landlord under this Lease or in connection with the Demised Premises, all of which excess sum shall be deemed immediately due and payable; provided, however, that such payments shall not be deemed a penalty but shall merely constitute payment of liquidated damages, it being understood and acknowledged by Landlord and Tenant that actual damages to Landlord are extremely difficult, if not impossible, to ascertain.  The excess, if any, of subclause (1) over subclause (2) herein shall be discounted to present value at 200 basis points below the Treasury Yield rate.  Treasury Yield shall mean the rate of return in percent per annum of Treasury Constant Maturities for the length of time specified as published in document H.15 (519) (presently published by the Board of Governors of the U.S.  Federal Reserve System titled Federal Reserve Statistical Release) for the calendar week immediately preceding the calendar week in which the termination occurs.  If the rate of return of Treasury Constant Maturities for the calendar week in question is not published on or before the business day preceding the date the Treasury Yield in question is to become effective, then the Treasury Yield shall be based upon the rate of return of Treasury Constant Maturities for the length of time specified for the most recent calendar week for which such publication has occurred.  If no rate of return for Treasury Constant Maturities is published for the specific length of time specified, the Treasury Yield for such length of time shall be the weighted average of the rates of return of Treasury Constant Maturities most nearly corresponding to the length of the applicable period specified.  If the publishing of the rate of return of Treasury Constant Maturities is ever discontinued, then the Treasury Yield shall be based upon the index which is published by the Board of Governors of the U.S. Federal Reserve System in replacement thereof or, if no such replacement index is published, the index which, in Landlord’s reasonable determination, most nearly corresponds to the rate of return of Treasury Constant Maturities.  In determining the aggregate reasonable rental value pursuant to subclause (2) above, the parties hereby agree that, at the time Landlord seeks to enforce this remedy, all relevant factors should be considered, including, but not limited to, (a) the length of time remaining in the term of this Lease, (b) the then current market conditions in the general area in which the building of which the Demised Premises are a part is located, (c) the likelihood of reletting the Demised Premises for a period of time equal to the remainder of the term of this Lease, (d) the net effective rental rates then being obtained by landlords for similar type space of similar size in similar type buildings in the general area in which such building is located, (e) the vacancy levels in the general area in which such building is located, (f) current levels of new construction that will be completed during the remainder of the term of this Lease and how this construction will likely affect vacancy rates and rental rates, and (g) inflation; and/or
(iii)          enter the Demised Premises as agent of Tenant by force, if necessary, without being liable to prosecution or any claim for damages therefor, and relet the Demised Premises as the agent for Tenant and receive the rent therefor and Tenant shall pay Landlord any deficiency that may arise by reason of such reletting on demand at the office of the Landlord; and/or
(iv)          as agent of Tenant, do whatever Tenant is obligated to do by the provision of the Lease and Landlord may enter the Demised Premises, by force if necessary, without being liable to prosecution or any claims for damages therefor, in order to accomplish this purpose.  Tenant agrees to reimburse Landlord immediately upon demand for any expenses, which Landlord may incur, including legal fees, in effecting compliance with the Lease on behalf of Tenant and Tenant further agrees that Landlord shall not be liable for any damages to Tenant from such action.  Any termination of the Lease under this Paragraph 9.2 shall not release Tenant from the payment of any sum then due Landlord or from any claim for damages, Minimum Annual Rent, Additional Rent or any other sum previously accrued or thereafter accruing against Tenant.  In addition to any of the foregoing, Landlord shall be entitled to seek any other available remedy at law or in equity.

Any reletting of the Demised Premises by Landlord as the agent of the Tenant shall not terminate this Lease and may be for such a term, rent amount, and other conditions as Landlord deems desirable, without advertisement and by private negotiations.  Tenant shall reimburse Landlord for all Landlords’ costs, expenses, and attorney fees in connection with such reletting, including, without limitations, all commissions and advertising costs.  No action taken by or on behalf of Landlord shall be construed to be an acceptance or a surrender of the Demised Premises and no agreement to accept a surrender of the Demised Premises shall be valid unless in writing and executed by Landlord.  In determining the amount of loss or damage which Landlord may suffer by reason of termination of the Lease or the deficiency arising by reason of any reletting of the Demised Premises by Landlord as above provided, allowance shall be made for expense of repossession and any repairs and remodeling undertaken by Landlord following repossession, and there shall be added to the amount due to Landlord as herein provided all costs and expenses incurred by Landlord in the enforcement of the Lease, including, without limitation, the fees of Landlord’s attorneys.  So long as other comparable tenant space exists within the Center, which is unleased, Landlord shall have no obligation with respect to reletting the Demised Premises.

9.3.          Waiver.  The failure or delay on the part of Landlord to enforce or exercise at any time any of the terms and conditions of the Lease shall in no way be construed to be a waiver thereof, nor in any way to affect the validity of the Lease or any part hereof, or the right of the Landlord to thereafter enforce each and every such term or condition.  No waiver of any breach of the Lease shall be held to be a waiver of any other or subsequent breach.  The receipt and acceptance by Landlord of rent at a time when rent is in default under the Lease shall not be construed as a waiver of such default.

9.4.          Landlord’s Expenses.  If Landlord in its sole discretion finds it necessary to engage consultants or take actions in order to enforce Landlord’s rights hereunder, Tenant will reimburse Landlord as Additional Rent for the reasonable expenses incurred thereby, including but not limited to court costs and reasonable attorneys’ fee.

9.5.          Waiver of Right of Redemption.  Tenant hereby expressly waives any and all rights of redemption conferred by law or otherwise.

10.                               MISCELLANEOUS PROVISIONS.

10.1.        Landlord’s Liability.  Landlord’s liability with respect to the Lease shall be limited solely to Landlord’s interest in the Center as such interest is constituted from time to time, and neither Landlord nor any employee or agent of Landlord shall have any personal liability whatsoever.  The term “Landlord” as used in the Lease means only the owner or mortgagee in possession for the time being of the Center so that in the event of a sale of the Center and the assignment of the Lease, then the Landlord shall be and hereby is entirely freed and relieved of all obligations subsequently accruing.

10.2.        Quiet Enjoyment.  If, and so long as, Tenant pays the Minimum Annual Rent and Additional Rent reserved hereunder and observes and performs all the terms and conditions on Tenant’s part to be observed and performed hereunder, Tenant shall and may peaceably and quietly have, hold and enjoy the Demised Premises for the entire Term hereof, subject to all the provisions of the Lease.

10.3.        Force Majeure.  If Landlord is delayed or prevented from performing any of its obligations under the Lease by reason of strike or labor troubles or any cause whatsoever beyond Landlord’s control, the period of such delay or prevention shall be deemed added to the time herein provided for the performance of any such obligation by Landlord.  Landlord shall in no event be in default in the performance of any of its obligations under the Lease unless and until Landlord shall have failed to perform such obligation within thirty (30) days or such additional time as is reasonably required to correct any such default, after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation.

10.4.        Security Deposit.  Tenant has deposited with Landlord as security for the performance by Tenant of the terms of the Lease the sum set forth in Article 1.5 hereto.  Landlord may use, apply or retain (without liability for interest) during the Term the whole or any part of the Security Deposit so deposited to the extent required for the payment of any rent or other sum as to which Tenant may be in default hereunder or for any sum which Landlord may expend by reason of Tenant’s default in respect of any of the terms of the Lease.  Provided Tenant shall comply with all the terms of the Lease, such Security Deposit shall be returned to Tenant, without interest, upon termination of the Lease and after surrender of possession of the Demised Premises to Landlord.  Landlord shall have no obligation to maintain said Security Deposit in an escrow or segregated account or pay interest thereon to Tenant.  Tenant shall restore the Security Deposit to the original amount if all or any portion thereof is used, applied or retained by Landlord in accordance with the provisions of this Paragraph.

10.5.        Notices.  Whenever notice shall or may be given to either party by the other, each such notice shall be given by certified mail or overnight delivery with return receipt requested, at the respective address of the party as contained in Article 1.9 hereof or to such other address as either party may from time to time designate by notice in writing to the other.  Any notice under this Lease shall be deemed to have been given at the time it is placed with the carrier with sufficient postage prepaid.

10.6.        Surrender and Holdover.  Upon termination of this Lease for any reason whatsoever, Tenant shall surrender the Demised Premises and keys thereof to Landlord in the same condition as at the Commencement Date, normal wear, tear and other casualty excepted.  Should Tenant refuse or fail to surrender the Demised Premises upon expiration of the Term or earlier termination thereof, Tenant shall be a tenant at sufferance and shall pay to Landlord as liquidated damages on demand each month during such holdover period a sum equal to (i) one hundred fifty percent (150%) of the Minimum Annual Rent due during the last month of the Term hereunder, plus (ii) all Additional Rent and other sums and charges payable hereunder.  In the event of any unauthorized holding over, Tenant shall indemnify Landlord against all claims for damages by any other tenant to whom Landlord may have leased all or any part of the Demised Premises effective upon the termination of the Term (including damages by reason of Landlord’s inability to have access to the Demised Premises upon the termination of the Term even if the lease with a new tenant of all or any part of the Demised Premises does not commence until sometime thereafter).

If Tenant remains in possession after the expiration of the Term with Landlord’s acquiescence and without any written agreement of the parties, Tenant shall be a Tenant at will, there shall be no renewal of this Lease by operation of law, and all of the provisions in the immediately preceding paragraph (including the provisions therein with respect to the payment of Minimum Annual Rent, Additional Rent and other sums and charges) shall be fully applicable during such holdover.  Notwithstanding the notice provision of the Official Code of Georgia Annotated Section 44-7-7, as the same may be now or hereafter amended such tenancy at will may be terminated upon thirty (30) days notice from Landlord or Tenant.

10.7.        Lease Form.  If any term or provision of the Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of the Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term and provision of the Lease shall be valid and be enforced to the fullest extent permitted by law.  The captions contained herein are for convenience and reference only and shall not be deemed as part of the Lease or construed as in any manner limiting or amplifying the terms and provisions of the Lease to which they relate.

10.8.        Time.  Time is of the essence of the Lease and wherever a day certain is stated for payment or performance of any obligation of Tenant or Landlord (including, without limitation, those set forth in Paragraph 12), the same enters into and becomes a part of the consideration.

10.9.        Broker.  Tenant represents and warrants to Landlord that Tenant has not dealt with any broker, firm, company or person in connection with the negotiation for or the obtaining of the Lease.  Tenant represents and warrants to Landlord that no broker, firm, company or person was involved in the negotiation for or the obtaining of the Lease.

10.10.      Landlord’s Reliance.  Landlord has executed the Lease in reliance upon certain financial information, which has been submitted by Tenant to Landlord prior to the execution of the Lease.  Tenant confirms that the information submitted is true and correct and a fair representation of Tenant’s financial condition at the time of signing of the Lease.  From time to time, upon five (5) days written request by Landlord, Tenant will submit to Landlord current financial information satisfactory for Landlord to properly determine Tenant’s financial condition.

10.11.      Relationship of Parties.  Nothing contained in the Lease shall be deemed or construed as creating the relationship of principal and agent or of partnership or joint venture between the parties hereto, it being understood and agreed that neither the method of computing rent nor any other provision contained herein nor any acts of the parties hereto shall be deemed to create any relationship between the parties other than that of landlord and tenant.  No estate in land shall pass out of Landlord, and Tenant shall have only a usufruct, not subject to levy and sale and not assignable in whole or in part by Tenant, except as provided herein.

10.12.      No Reservation.  The tender of the Lease by Landlord shall not represent a reservation or commitment for the Demised Premises upon/or by Landlord until it is fully executed by both parties hereto.

11.                               SIGNS.

Landlord will place Tenant’s name and suite number on the standard directory in the Center on a sign approved by Landlord.  Aside from the aforementioned sign, Tenant may not erect any sign on the interior or exterior of the Demised Premises that is visible from the outside of the Demised Premises nor may it erect a sign in any other location within the Center or on the Demised Premises without the Landlord’s written consent.

12.                               OPTION TO RENEW.

12.1.        Conditions.  Subject to the provisions of this Paragraph 12, Landlord grants to Tenant the right and option to extend the Term of this Lease with respect to all (but not less than all) of the Demised Premises for a period of five (5) years (the “Renewal Term”).  The Renewal Term shall commence at the expiration of the initial Term of the Lease provided that: (a) such option must be exercised, if at all, by written notice to Landlord given at least eight (8) months prior to the end of the initial Term; (b) at the time of the exercise of such option and at the commencement of the Renewal Term, the Lease shall be in full force and effect and no event shall exist at the time of the exercise of such option which event by notice and/or passage of time would constitute an Event of Default if not cured within the applicable cure period and (c) all provisions of this Paragraph 12 are complied with by Tenant.

12.2.        Renewal Provisions.  In the event the Tenant properly exercises the foregoing renewal option, all the terms and conditions contained in this Lease shall continue to apply during the Renewal Term, except that after the Renewal Term, there shall be no further right of renewal and during the Renewal Term, the Minimum Annual Rent shall be the “Market Rate of Rent” as defined below in Section 12.3.  In the event the Tenant: (a) properly exercises its option to extend the term of this Lease as set herein, all references to the word “Term” in the Lease shall be deemed to include the Renewal Term; or (b) improperly exercises its option to extend the Term of this Lease as set forth herein or fails to exercise such option, then this Lease shall automatically expire at the end of the Term as provided for herein, and any such option shall automatically become null and void.

12.3.        Market Rate of Rent and Procedure. “Market Rate of Rent” shall mean Landlord’s good faith determination of the prevailing rental rate (taking into account all tenant concessions, which may include, for example, free rent, tenant improvements, a design allowance, or a brokerage commission) typically furnished for renewals of tenancies of similar size, renewal term and location in the Center and/or renewal rents for comparable tenancies in comparable buildings or office parks in the vicinity of the Center, commencing on or about the commencement date of the Renewal Term.  Such prevailing rental rate shall be adjusted in order to reconcile any differences in the manner of charging operating costs, taxes or other items of escalation or utilities, and to reconcile differences in square footage, term, commencement date and location.  Landlord’s good faith determination shall be based upon rents being obtained by Landlord for renewal tenancies that are to commence at approximately the commencement date of the Renewal Term as well as previous renewal rental rates obtained by Landlord for the Building or the Center and/or renewal rents for comparable tenancies in comparable buildings, subject to the adjustments as set forth above.  Landlord agrees to give Tenant written notice setting forth the Market Rate of Rent within thirty (30) days after Tenant has timely and properly exercised its option to extend the Renewal Term.  Tenant shall have thirty (30) days after its receipt of written notice from Landlord to withdraw its exercise of its option to extend for the Renewal Term if said Market Rate of Rent is unacceptable.  Tenant’s failure to give said notice within the foregoing thirty (30) day period shall automatically be deemed to be Tenant’s acceptance of Landlord’s determination of the Market Rate of Rent for the Renewal Term.

12.4.        Additional Terms.  In the event the Tenant properly exercises its option to extend the term of the Lease for the Renewal Term:

A.            Tenant shall have no further option to renew any term of this Lease beyond the expiration date of the Renewal Term.

B.            Landlord shall not be obligated to perform any leasehold improvement work in the Demised Premises or give Tenant an allowance for any such work or for any other purposes.

C.            Except as otherwise provided herein, all of the terms and provisions of this Lease shall remain the same and in full force and effect during the Renewal Term.

D.            If Tenant exercises its right to extend the term of this Lease for the Renewal Term, Tenant at the request of Landlord shall execute and deliver an amendment to this Lease reflecting the lease of the Demised Premises by Landlord to Tenant for the Renewal Term on the terms provided above, which amendment shall be executed and delivered prior to the commencement date for the Renewal Term.

12.5.        Termination.  The option to extend the term of this Lease for the Renewal Term shall automatically terminate and become null and void and of no force and effect upon the earlier to occur of: (i) the expiration or termination of this Lease, (ii) the termination of the Tenant’s right to possession of the Demised Premises, (iii) the assignment of this Lease by Tenant in violation of the terms of this Lease, (iv) the sublease by Tenant of all or part of the Demised Premises in violation of the terms of this Lease, or (v) the failure of Tenant to timely or properly exercise the right to extend the term pursuant to the provisions set forth hereinabove, or (vi) the default by Tenant under the Lease beyond any applicable grace period.

13.                               PARKING

Tenant and its employees, agents, and invitees shall park their vehicles only in those portions of the parking areas designated for that purpose by Landlord pursuant to Exhibit ”F” attached.  Tenant shall, within five days of the request from Landlord, furnish Landlord with the license numbers of Tenants’ and Tenant’s employees’ vehicles and thereafter notify Landlord of any change in same.  In no event will Tenant permit any cars associated with Tenant to be parked in any designated fire safety areas or no parking zones.  This provisions does not imply a reservation of any particular space in the parking area, nor does it imply an obligation on the part of the Landlord to police the utilization of spaces and Landlord shall have no liability to Tenant, if by reason of utilization of parking spaces by others the parking areas are not at any particular time available to Tenant, its employees or invitees.

14.                               TERMINATION OF PRIOR LEASE

14.1.        Termination.  The parties hereto agree that upon the Commencement Date of this Lease, as determined in paragraph 1.3 hereto, the Prior Lease shall terminate on the Commencement Date (the “Termination Date”), provided that the following events shall have occurred:  (i) the Commencement Date under this Lease shall have occurred; (ii) Tenant shall have completely vacated the premises covered by the Prior Lease (the “Existing Premises”) and left the Existing Premises clean and neat and in the same condition, order and repair as the Existing Premises is required to be surrendered under the Prior Lease; (iii) Tenant has entered into possession and occupancy of the Demised Premises under the terms and conditions of this Lease; (iv) there shall exist no default by Tenant with respect to either the Prior Lease or this Lease.  In no event shall the foregoing termination be deemed to be a release of any of the Tenant’s obligations as tenant with respect to the Existing Premises under the Prior Lease for obligations that shall have accrued up to and including the Termination Date, or which shall survive the termination of the Prior Lease by its express terms.

15.                               SPECIAL STIPULATIONS

15.1.        Special Stipulations.  The Special Stipulations, if any, shall hereby be incorporated herein and made a part hereof as Exhibit “B,” and in the event they conflict with any of the foregoing provisions, the Special Stipulations shall control.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have caused the Lease to be duly executed and sealed the day and year first above written.

LANDLORD:

LA/GA BUSINESS CENTERS, INC.

BY:	/s/ Mark B. Greco
Name: Mark G. Greco
Title: Vice President

TENANT:

MEDQUIST TRANSCRIPTIONS, LTD.,
a corporation organized and existing under the
laws of New Jersey

By:	/s/ John M. Suender	/s/ Dawn Parent	(attest)
Name: John M. Suender
Title: Senior Vice President

(seal)

Billing Address:
MedQuist Transcriptions, Ltd.
Five Greentree Centre, Suite 311
Marlton, NJ 08053
Attn: General Counsel

EXHIBIT “A”

1395 South Marietta Parkway
Building 600, Suite 606/608
Marietta, Georgia 30067

[INSERT FLOOR PLAN]

EXHIBIT “A1”

1395 South Marietta Parkway
Building 600, Suite 602
Marietta, Georgia 30067

[INSERT FLOOR PLAN]

EXHIBIT “B”
SPECIAL STIPULATIONS

These Special Stipulations are made and entered into contemporaneously with a Lease dated the            day of             , 2002, between LA/GA BUSINESS CENTERS, INC., as Landlord and MEDQUIST TRANSCRIPTIONS LTD., as Tenant.

In the case of any conflict between these Special Stipulations and the Lease, these Special Stipulations shall control.  All terms used herein shall be as defined in the Lease.

1.                                      LANDLORD AND TENANT CONSTRUCTION OBLIGATION:

(a)           Landlord shall complete the Demised Premises pursuant to Tenant’s approved plans and specifications attached hereto as Exhibit “C” and made a part hereof.  Tenant shall be entitled to a construction allowance equal to Two Hundred Seventy-Six Thousand Six Hundred Fifty-Four Dollars and no cents ($276,654.00; $14.00 psf) (the “Allowance”).  Any and all costs exceeding the Allowance shall be at Tenant’s sole cost and expense and shall be due and payable as follows:  (i) one half due at execution of the Lease or change order as the case may be, and (ii) the balance due prior to occupancy.  Any changes, additions, and/or deletions to Exhibit “C” desired by Tenant shall be at Tenant’s sole expense.  If Tenant fails to comply with the aforesaid date, or requires changes to Exhibit “C” which delay the completion of the Demised Premises, Tenant’s obligation to pay Rent from the Commencement Date shall not be affected.  It is understood and agreed that all construction plans and specifications are subject to Landlord’s approval.

(b)           Upon substantial completion of the Demised Premises in accordance with Exhibit “C” Tenant shall accept the Demised Premises in their then-existing condition as suited for the uses intended by Tenant, subject only to the punch list items set forth on a “Tenant Acceptance Agreement” in the form of Exhibit “B” attached hereto and except for any latent defects which Tenant notifies Landlord of in writing within one (1) year of taking possession.  By its entry into the Demised Premises, Tenant acknowledges that it has examined the Demised Premises and accepts the same as being in the condition called for by this Lease, subject only to the punch list items, if any, set forth in the “Tenant Acceptance Agreement.”

2.                                      ANNUAL RENTAL SCHEDULE:

In accordance with Article 1.6 and Article 2.2 of the Lease hereof the Landlord and Tenant agree that the Minimum Annual Rental schedule for the Demised Premises shall be:

Period	Monthly	Annually
Months 1 through 6	$12,169.92	$146,039.00
Months 7 through 12	$15,232.44	$182,789.25
Months 13 through 24	$15,765.57	$189,186.84
Months 25 through 36	$16,317.37	$195,808.14
Months 37 through 48	$16,888.48	$202,661.76
Months 49 through 60	$17,479.57	$209,754.84

3.                                      EARLY OCCUPANCY:

In the event the premises are substantially completed prior to December 1, 2002 and the Landlord delivers the Demised Premises to the Tenant before December 1, 2002 or Tenant opens for business at the Demised Premises prior to December 1, 2002, Tenant shall upon early occupancy pay a per diem rate of $500.79 per day base rent plus Tenant’s prorata share of operating expense pass through for the period from the date of early occupancy to December 1, 2002.  Tenant’s early occupancy of the Demised Premises under this provision shall not change the original occupancy date or the Term of the Lease.

4.                                      RULES AND REGULATIONS:

The Rules and Regulations labeled Exhibit “D”, attached hereto and made a part hereof, are hereby incorporated into and made a part of this Lease, and Tenant agrees to comply therewith.  In the event the Rules and Regulations are changed or amended, the Landlord shall use reasonable standards in determining the new or amended rules or regulations.

5.                                      HVAC:

Upon occupancy, the Landlord will certify to Tenant in writing by providing a copy of the inspection report on the HVAC systems serving the Demised Premises have been checked and serviced by a licensed HVAC contractor.

6.                                      DUMPSTER FEES:

The Landlord shall bill Tenant, as Additional Rent, $35.00 per month for dumpster access subject to change each January 1st of each year.

7.                                      RIGHT OF FIRST REFUSAL:

Tenant shall have a continuous right of first refusal (the “Right of First Refusal”) to lease the area outlined in green on Exhibit “A-1” and representing approximately 6,770 rentable square feet of space in Building 600, Suite 602 of the American Business Center, subject to the following terms and conditions:

(a)           At the time of the exercise of the Right Of First Refusal, Tenant shall not be in default in the performance of any of the terms, covenants, or conditions contained in the Lease.

(b)           At any time during the Term of the Lease, Landlord shall notify Tenant, in writing, as specified in Paragraph 1.9 of this Lease when another bonafide user desires to lease all or a portion of the above referenced space.  Landlord shall also provide Tenant information concerning the terms and conditions under which the bonafide user agrees to lease said space.  Tenant must notify Landlord, in writing, as specified in Paragraph 1.9 of this Lease of its decision regarding the space under consideration within five (5) business days from Landlord’s notification.  If Tenant fails to notify Landlord within the stated five (5) business day period, then Tenant waives its right to lease the space covered in such notice.  If Tenant waives its right to lease said space, Landlord may then proceed to lease the space to said bonafide user or any other interested party upon any terms agreed to between the third party and the Landlord and if the Tenant waives its right to lease said space, the Tenant’s Right of First Refusal, as it pertains to the portion of the space covered by the Landlord’s notice shall be waived and terminated.  Notwithstanding the above, if Landlord does not rent the space that was the subject to any particular notice given to Tenant within one (1) year from the date such notice was given to Tenant, then Landlord must again offer such space to Tenant in accordance with the foregoing procedure.

(c)           If Tenant elects to lease the space covered by the Right of First Refusal in response to the notice given by Landlord as set forth above in (b), then Tenant must commence paying rent on said space within sixty (60) days of its election to lease said space or the completion of improvements (if any), whichever is later.  Tenant shall lease said space under the same terms and conditions offered to the bonafide user, except that the rental rate shall be the higher of the offered rental rate or Tenant’s then escalated rental rate.

(d)           Once Tenant has exercised its right to lease the space covered by Landlord’s notice, Landlord shall immediately prepare a Lease Amendment for execution and the leasing of such space shall not be effective until such amendment is signed by both Landlord and Tenant.  Tenant shall deliver to Landlord, within ten (10) business days of its acceptance of its Right of First Refusal, a final floor plan so that Landlord may commence construction.

EXHIBIT “C”

1.             Incorporated herein by reference are the drawings prepared for MEDQUIST TRANSCRIPTIONS, LTD. dated January 24, 2002, by Harris Fritz Associates, labeled 2001-158.

EXHIBIT “D”
RULES AND REGULATIONS

All terms used herein shall be interpreted consistent with the Lease attached hereto.  If the Rules and Regulations conflict with the Lease, the Lease shall govern.

1.             The sidewalks, entrances, passages, courts, vestibules, stairways, corridors or halls shall not be obstructed or encumbered by any Tenant or used for any purpose other than ingress and egress to and from the Demised Premises.

2.             No awnings or other projections shall be attached to the outside walls of the Building.  No curtains, blinds or shades shall be attached to or hung in, or used in connection with, any window or door of the Demised Premises, without the prior written consent of the Landlord.  Such curtains, blinds, shades, or other fixtures must be of a quality, type, design and color, and attached in the manner approved by Landlord.

3.             No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by any Tenant on any part of the outside of the Demised Premises or Building without the prior written consent of the Landlord.  In the event of the violation of the foregoing by any Tenant, Landlord may remove the same without any liability, and may charge the expense incurred by such removal to the Tenant violating this rule.  Signs on the building directories shall be inscribed, painted or affixed for each Tenant by the Landlord at the expense of such Tenant, and shall be of a size, color and style determined by the Landlord.

4.             The windows and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by any Tenant, nor shall any bottles, parcels, or other articles be placed on the window sills.

5.             The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein.  All damages resulting from any misuse of the fixtures shall be borne by the Tenant who, or whose servants, employees, agents, visitors or licensees, shall have caused the same.

6.             No Tenant shall make, paint, drill into, or in any way deface any part of the Demised Premises or the Building.  No boring, cutting or stringing of wires shall be permitted, except with the prior written consent of the Landlord, and as the Landlord may direct.  No Tenant shall lay tile, or other similar or dissimilar floor covering, so that the same shall come in direct contact with the floor of the Demised Premises.

7.             No noise, including, but not limited to music or to the playing of musical instruments, or radio or television, which, in the judgement of the Landlord, might disturb other tenants in the Building, shall be made or permitted by any Tenant.  Nothing shall be done or permitted in the Demised Premises by any Tenant which would impair or interfere with the use or enjoyment by any other tenant of any other space.

8.             No additional locks or bolts of any kind shall be placed upon any of the doors by any Tenant nor shall any changes be made in existing locks or the mechanism thereof Each

Tenant must, upon the termination of its tenancy, restore to the Landlord all keys of offices and toilet rooms, either furnished to, or otherwise procured by, such Tenant, and in the event of the loss of any keys, so furnished, such Tenant shall pay to the Landlord the cost thereof

9.             Except as designated by Landlord, no Tenant shall occupy or permit any portion of the space demised to it to be occupied as an office for a public stenographer or public typist, for the sale of tobacco in any form, for the sale of newspaper and magazines, or as a barber, beauty or manicure shop, or as an employment bureau.  No Tenant shall engage or pay any employees on the Demised Premises, except those actually working for such Tenant in said space, nor advertise for laborers giving an address at said space.  Tenant shall not permit the Demised Premises or any part thereof to be used for the possession, storage, manufacture or sale of liquor, narcotics or dope.

10.           Landlord shall have the right to prohibit any advertising by any Tenant which, in Landlord’s judgement, tends to impair the reputation of the Building or its desirability as a Building for offices, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

11.           The Demised Premises shall not be used for lodging or sleeping or for any immoral or illegal purpose.  No animals or birds shall be brought upon the Demised Premises.

12.           The requirements of the Tenants will be attended to only upon application at the office of the Building or the office of the Landlord.  Employees of Landlord shall not perform any work or do anything outside of the regular duties, unless under special instructions from the office of the Landlord.

13.           Canvassing, soliciting and peddling in the Center is prohibited and each Tenant shall cooperate to prevent same.

14.           There shall not be used in any space, or in the public halls of the Building, either by any Tenant or by jobbers or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards and approved by the Landlord.

15.           Unless Landlord shall furnish electricity hereunder as a service included in the rent, Tenant shall at the Tenant’s expense, provide artificial light and electric current for the employees of Landlord and/or Landlord’s contractors while doing janitor service or other cleaning in said Demised Premises and while making repairs or alterations in said Demised Premises.

16.           Tenant shall not conduct any restaurant, luncheonette or cafeteria for the sale or service of food or beverages to others, or cause or permit any odors of cooking or other process or any unusual or objectionable odors to emanate from the Demised Premises.  Tenant shall not install or permit the installation or use of any food beverage, cigarette, cigar or stamp dispensing machine except in areas specifically designed for same and approved by the Landlord.

17.           No Tenant shall take any action which would interfere with the heating and cooling systems in the Demised Premises.

18.           No Tenant shall place anything on the roof of the Buildings.  Antennas shall only be permitted with Landlord’s approval.

19.           Installation of any equipment which could disturb other tenants shall be made only with the approval of Landlord and in a fashion designated by Landlord so as not to affect other Tenants.

EXHIBIT “E”
TENANT ACCEPTANCE AGREEMENT

Agreement made this 30th day of December, 2002, between LA/GA BUSINESS CENTERS, INC., A GEORGIA CORPORATION, (hereinafter referred to as “Landlord”) and MedQuist a New Jersey corporation. (hereinafter referred to as “Tenant”).

WHEREAS, Landlord and Tenant entered into a lease dated September 8, 2002 (hereinafter referred to as the “Lease”) for Suite 606/608 containing approximately 19,761 square feet in the Project known as American Business Center, 1395 South Marietta Parkway, Marietta, Georgia 30067 (hereinafter referred to as the “Premises”).

NOW THEREFORE, pursuant to the provisions of the Lease, Landlord and Tenant mutually agree as follows:

1.             The Commencement Date of the Lease Term is January 1, 2003.  The Lease Term shall end on December 31, 2007.

2.             Tenant is in possession of, and has accepted, the Demised Premises demised by the Lease, and acknowledges that all the work to be performed by the Landlord in the Demised Premises as required by the terms in the Lease has been satisfactorily completed except for any punch list items described in Schedule “A” attached hereto and except for any latent defect of which Tenant notifies Landlord of, in writing, within one (1) year of taking possession.  Tenant further certifies that all conditions of the Lease required of Landlord as of this date have been fulfilled and there are no defenses or setoffs against the enforcement of the Lease by Landlord.

3.             Landlord and Tenant are both in agreement that pursuant to Section 14.1 of the Lease, the Prior Lease is terminated effective on the Commencement Date.

IN WITNESS WHEREOF, the Parties hereto have signed and sealed this Agreement, the 15th of January, 2002.

Signed, sealed and delivered in the presence of:		TENANT: MEDQUIST TRANSCRIPTIONS, LTD.
Witness
		By:	/s/ John M. Suender	(SEAL)
By:	/s/ Todi Settlemyre
Todi Settlemyre		Name:	John M. Suender
Director of Technical Support
		Title:	Executive Vice President

Signed, sealed and delivered in the presence of:		LANDLORD: LA/GA Business Centers, inc., a Georgia Corporation

Witness	By:Ackerman Real Estaet Services Company, Inc.

	By:	/s/ Sharyn Harris, agent

Its: